Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Retail Opportunity Investments Corp. of our reports dated March 13, 2009 relating to our audits of the financial statements and internal control over financial reporting which appear in the Annual report on Form 10-K of Retail Opportunity Investments Corp. (formerly NRDC Acquisition Corp.) for the year ended December 31, 2008.  Our report dated March 13, 2009 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to Retail Opportunity Investments Corp.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ McGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP
New York, New York

December 18, 2009